Sprott Funds Trust 485BPOS

Exhibit (e)(2)

CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of the Effective Date as defined in Confidential Fee Letter – Sprott Funds Trust between Sprott Funds Trust and ALPS Fund Services, Inc., dated January 12, 2022.

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated March 7, 2019
“ALPS”	ALPS Distributors, Inc.
“Trust”	Sprott ETF Trust (as of the Effective Date shall be known as “Sprott Funds Trust”)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

SPROTT FUNDS TRUST	ALPS DISTRIBUTORS, INC.

By:	By:
Name: John Ciampaglia	Name: Stephen Kyllo
Title: President	Title: SVP & Directors

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	All references in the Existing Agreement to “Sprott ETF Trust” shall hereby be replaced with “Sprott Funds Trust”

2.	Appendix A is deleted in its entirety and replaced with the following Appendix A:

APPENDIX A

LIST OF FUNDS

Sprott Gold Miners ETF

Sprott Junior Gold Miners ETF

Sprott Uranium Miners ETF”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.